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  TRANS-LUX CORPORATION AND SUBSIDIARIES                                         EXHIBIT 11
  COMPUTATION OF EARNINGS PER SHARE
                                                         FOR THE THREE         FOR THE THREE
                                                         MONTHS ENDED          MONTHS ENDED
                                                         MARCH 31, 1997        MARCH 31, 1996
                                                         --------------        --------------

  Primary:
  --------
  Net income                                                   $271,000              $248,000
                                                              =========             =========

  Average common shares outstanding                           1,270,813             1,253,824
  Assumes exercise of options reduced by
     the number of shares which could have
     been purchased with the proceeds from
     exercise of such options                                    27,654                 9,232
                                                              ---------             ---------
  Average common and common equivalent
     shares outstanding                                       1,298,467             1,263,056
                                                              =========             =========

  Primary earnings per share                                      $0.21                 $0.20
                                                              =========             =========

  Fully diluted:
  --------------
  Net income                                                   $271,000              $248,000

  Add after tax interest expense applicable
     to 9% convertible subordinated debentures                  105,000                66,000
  Add after tax interest expense applicable to
     7 1/2% convertible subordinated notes                      358,000                  ----
                                                              ---------             ---------

  Adjusted net income                                          $734,000              $314,000
                                                              =========             =========

  Average common shares outstanding                           1,270,813             1,253,824
  Assumes exercise of options reduced by
     the number of shares which could have
     been purchased with the proceeds from
     exercise of such options                                    29,735                 9,392
  Assumes conversion of 9% convertible
     subordinated debentures                                    239,919               383,780
  Assumes conversion of 7 1/2% convertible
     subordinated notes                                       2,214,313                  ----

                                                              ---------             ---------
  Average common and common equivalent                        3,754,780             1,646,996
     shares outstanding                                       =========             =========

  Fully diluted earnings per share                                $0.20                 $0.19
                                                              =========             =========
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